Exhibit 99.1

NEWS RELEASE For more information: Janet L. Ford, SVP Investor Relations Director 414-278-1890 Janet.ford@associatedbank.com
Meng Retires from Associated Banc-Corp Board of Directors
GREEN BAY, Wis. — July 28, 2010 — Associated Banc-Corp (NASDAQ: ASBC) today announced that John C. Meng has retired from the board of directors, effective July 26, 2010. Associated Banc-Corp also announced today that the board of directors has retained Heidrick & Struggles, Chicago, to assist in a national search for candidates for the company’s board of directors.
“As a valued member of the board of directors, John Meng has provided leadership and guidance to Associated for nearly 20 years,” said William R. Hutchinson, chairman of Associated Banc-Corp’s board of directors. “His vision and dedication were instrumental in helping the company grow, both organically and through acquisitions. We thank him for his many years of service to Associated.”
Meng has been a director of Associated Banc-Corp since January 1991. He served as chairman of the board of directors of Schreiber Foods, Inc., Green Bay, Wis., from 1999 to 2007. Schreiber Foods, Inc. markets cheese products to the food service industry and national retailers. Meng served as president and chief executive officer of Schreiber Foods from 1989 to 1999, and president of Schreiber Foods from 1985 to 1989.
Commenting on his retirement, Meng said, “Being a part of Associated’s successful growth and evolution into a major regional bank has been a great joy. I look forward to watching the company continue to profitably grow under the strong leadership of the board, Phil Flynn, and his management team. May their future be filled only with success.”
Associated Banc-Corp, headquartered in Green Bay, Wis., is a diversified bank holding company with total assets of $23 billion. Associated has 290 banking offices serving approximately 160 communities in Wisconsin, Illinois, and Minnesota. The company offers a full range of traditional banking services and a variety of other financial products and services. More information about Associated Banc-Corp is available at www.associatedbank.com.
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